Exhibit 99.1

Date:         July 29, 2003
Contact:      Scott M. Schecter, Chief Financial Officer; Fuel-Tech N.V.,
              (203) 425-9830

         FUEL-TECH N.V. REPORTS SECOND QUARTER AND SIX MONTHS RESULTS;
                Y/Y REVENUE INCREASES 24% AND 36%, RESPECTIVELY

         Stamford, CT, July 29, 2003 -- Fuel-Tech N.V., (Nasdaq: FTEK), a world leader in air pollution control technology, process optimization and advanced engineering solutions for energy systems, today reported results for the second quarter and six months ended June 30, 2003.
         For the quarter, net sales increased 24% to $10.0 million, compared to $8.0 million in the second quarter of 2002. Net income for the quarter was $600,000, or $0.03 per diluted share, compared to net income of $1,029,000, or $0.05 per diluted share, in the same quarter a year ago. For the six month period ended June 30, 2003, net sales increased 36% to $18.0 million, compared to $13.2 million in the first half of 2002. Net income for the first six months of 2003 was $83,000, or $0.00 per diluted share, compared to net income of $1,341,000, or $0.06 per diluted share, in the same period a year ago.
         "Our results for the quarter were in line with our expectations," commented Steven C. Argabright, President and Chief Operating Officer. "The reduction in overall margins for the first half of the year was the result of air pollution control turnkey installations comprising a large percentage of total revenues, and the turnkey portion of these contracts are sold at a much lower margin than our traditional scope. As most of our turnkey projects are near completion, margins from our air pollution control business should return to more traditional levels. We continue to see strong interest in the air pollution control project business as the May 31, 2004 deadline for compliance with the SIP Call nears."
         Mr. Argabright continued, "We are pleased by the progress we've seen in our FUEL CHEM(R) business, as our patented Targeted In-Furnace Injection (TIFI) technology continues to gain recognition as a superior method for controlling slagging and fouling in boilers burning a variety of fuels, including Western coals. We recently announced the results of our successful demonstration at Western Farmers Electric Cooperative's Hugo station on a 475 MW coal-fueled utility boiler which, when coupled with our strategic agreement with Peabody Energy, adds tremendous credibility to our technology. We expect significant additional business to be gained during the next six to eight months based on the proven ROI benefit that our FUEL CHEM technology provides. This will give us the critical mass that we need to significantly increase our market penetration." Mr. Argabright concluded, "We look forward to improved results in the subsequent quarter as we benefit from new air pollution control contracts and the increased penetration of our FUEL CHEM business on coal-fueled utility boilers."

Conference Call
         As a reminder, Fuel-Tech N.V will be hosting a conference call at 10:00 AM EST on Tuesday, July 29th, 2003, to further discuss second quarter results. The call will be simultaneously broadcast over the Internet at www.fueltechnv.com and can be accessed under the subheading of "Investors" on the homepage.


About Fuel-Tech N.V.
         Fuel-Tech N.V. is a leading technology company engaged in the worldwide development, commercialization and application of state-of-the-art proprietary technologies for air pollution control, process optimization, and advanced engineering services. The Company's NOx reduction processes, which include the NOxOUT(R), NOxOUT CASCADE(R), NOxOUT ULTRA(R), Rich Reagent Injection (RRI) and NOxOUT SCR(R) technologies, have established Fuel-Tech N.V. as a leader in post combustion NOx control systems, which are installed on over 300 units worldwide.
         New technologies that have grown out of the core NOx reduction business form the basis of the FUEL CHEM(R) and ACUITIV(TM) businesses. FUEL CHEM technology centers around the unique application of chemicals to improve the performance of combustion units while the Company's ACUITIV business includes high-end visualization software that was developed as part of Fuel Tech's sophisticated Computational Fluid Dynamics (CFD) modeling techniques utilized to predict the behavior of industrial processes. The Company's FUEL CHEM products are being applied to over 80 combustion units burning a variety of fuels. For more information, visit Fuel-Tech N.V.'s web site at www.fueltechnv.com.

This press release may contain statements of a forward-looking nature regarding future events. These statements are only predictions and actual events may differ materially. Please refer to documents that Fuel-Tech N.V. files from time to time with the Securities and Exchange Commission for a discussion of certain factors that could cause actual results to differ materially from those contained in the forward-looking statements.


                               (Tables to Follow)
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                                 FUEL-TECH N.V.
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (Unaudited)
               (in thousands of U.S. dollars, except share data)


                                                      Three Months Ended                   Six Months Ended
                                                            June 30                            June 30
                                                       2003         2002                   2003         2002
                                                   ------------------------           -------------------------

Net sales                                            $   9,968    $   8,021             $  18,004    $  13,242

Costs and expenses:

Cost of sales                                            6,411        4,130                11,820        6,713
Selling, general and administrative                      2,750        2,653                 5,604        5,008
Research and development                                   295          354                   606          647
                                                      --------      -------               -------      -------

Operating income (loss)                                    512          884                  (26)          874

(Loss) income from equity interest in affiliates             -          (15)                    -          223
Interest expense                                            (9)         (34)                  (25)         (77)
Other income, net                                           97          194                   134          271
                                                     ---------     --------             ---------      -------

Income  before taxes                                       600        1,029                    83        1,291

Income taxes                                                 -            -                     -           50
                                                    ----------     --------              --------      -------

Net income                                          $      600     $  1,029            $       83      $ 1,341
                                                    ==========     ========            ==========      =======

Net income per common share:

     Basic                                          $      .03     $    .05               $     -    $     .07
                                                    ==========     ========               =======    =========
     Diluted                                        $      .03     $    .05               $     -    $     .06
                                                    ==========     ========               =======    =========

Average number of common shares outstanding:

     Basic                                          19,582,000   19,310,000            19,571,000   19,247,000
                                                    ==========   ==========            ==========   ==========
     Diluted                                        22,147,000   22,733,000            22,089,000   22,675,000
                                                    ==========   ==========            ==========   ==========

                                 FUEL-TECH N.V.
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                (in thousands of U.S. dollars, except share data)

                                                                June 30,          December 31,
                                                                  2003                2002
                                                            ---------------      ---------------
                                                              (Unaudited)

Assets
Current assets:
Cash and cash equivalents                                   $         6,160      $        10,939
Accounts receivable, net                                              8,994                8,849
Prepaid expenses and other current assets                             1,407                1,164
                                                              -------------      ---------------

Total current assets                                                 16,561               20,952

Equipment, net of accumulated depreciation of
$5,593 and $5,118, respectively                                       2,305                2,123
Goodwill, net of accumulated amortization of $924                     2,119                2,119
Other                                                                   674                  675
                                                            ---------------      ---------------
Total assets                                                $        21,659      $        25,869
                                                            ===============      ===============

Liabilities and stockholders' equity
Current liabilities:
Accounts payable                                                      3,065                5,065
Accrued expenses                                                      1,322                1,940
                                                            ---------------      ---------------

Total current liabilities                                             4,387                7,005

Long-term debt                                                            -                1,800
Other liabilities                                                       270                  259
                                                            ---------------      ---------------

Total liabilities                                                     4,657                9,064

Stockholders' equity:
Common stock, par value $0.01 per share,
  authorized 40,000,000 shares, 19,706,892
  and 19,613,817 shares issued, respectively                            197                  196
Additional paid-in capital                                           90,466               90,315
Accumulated deficit                                                 (73,068)             (73,150)
Accumulated other comprehensive income                                    8                   10
Treasury stock                                                       (1,133)              (1,098)
Nil coupon perpetual loan notes                                         532                  532
                                                            ---------------      ---------------
Total stockholders' equity                                           17,002               16,805
                                                            ---------------      ---------------
Total liabilities and stockholders' equity                  $        21,659      $        25,869
                                                            ===============      ===============